Exhibit 99.1

Shareholder Letter Q4 2021

	Q4 2021	FY 2021

Nights and Experiences Booked Airbnb saw continued strength in Nights and Experiences Booked in North America, EMEA and Latin America, all of which have driven significant year-over-year growth.	73.4M	300.6M
	59% Y/Y (3)% Y/2Y	56% Y/Y (8)% Y/2Y

Gross Booking Value (GBV)

Strong recovery in Nights and Experiences Booked combined with higher Average Daily Rates (“ADR”) drove over $11 billion of GBV in Q4 2021. Both Q4 and FY 2021 saw significant increases in GBV from a year ago as well as from pre-COVID periods in 2019.

	$11.3B	$46.9B
	91% Y/Y 93% Y/Y (ex-FX) 32% Y/2Y	96% Y/Y 92% Y/Y (ex-FX) 23% Y/2Y

Revenue Revenue for both Q4 and FY 2021 were up nearly 80% year-over-year and exceeded 2019 levels— demonstrating the strength of Airbnb’s recovery.	$1.5B	$6.0B
	78% Y/Y 79% Y/Y (ex-FX) 38% Y/2Y	77% Y/Y 74% Y/Y (ex-FX) 25% Y/2Y

Net Income (Loss) Net income was positive in Q4 2021 (and a record for the fourth quarter), driven by our top-line recovery and continued expense discipline.	$55M	$(352)M
	$(3.9)B Q4 2020 $(352)M Q4 2019	$(4.6)B FY 2020 $(674)M FY 2019

Adjusted EBITDA* Adjusted EBITDA was positive and our highest ever for both Q4 and FY 2021 due to our revenue growth combined with continued expense discipline.	$333M	$1.6B
	$(21)M Q4 2020 $(276)M Q4 2019	$(251)M FY 2020 $(253)M FY 2019

* A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter.

Q4 2021 Shareholder Letter

Nearly two years into the pandemic, it’s now clear that we are undergoing the biggest change to travel since the advent of commercial flying. Remote work has untethered many people from the need to be in an office every day. As a result, people are spreading out to thousands of towns and cities, staying for weeks, months, or even entire seasons at a time. For the first time ever, millions of people can now live anywhere.

We see this happening on Airbnb. Nearly half of our nights booked in Q4 were for stays of a week or longer. One in five nights booked were for stays of a month or longer. And in the past year alone, Airbnb guests stayed in about 100,000 towns and cities around the world, with nearly 175,000 of them booking stays for three months or longer.

The reason we’ve been able to respond to this changing world of travel is because our model is inherently adaptable. We have millions of Airbnb Hosts who offer nearly every type of home in nearly every community around the world. But it’s not just our model—it’s also our culture of relentless innovation that’s allowed us to respond to this moment. In just the last year alone, we made more than 150 upgrades and innovations across every aspect of the Airbnb service. This explains why we had our best year in our company’s history, despite still being in the midst of a pandemic.

In 2021, we delivered $47 billion of GBV, 23% higher than the pre-pandemic year of 2019, and $6 billion in revenue, 25% higher than 2019. Meanwhile, our focus and discipline in managing the business resulted in $1.6 billion of Adjusted EBITDA, or 27% Adjusted EBITDA margin—a striking improvement from negative 5% Adjusted EBITDA margin in 2019.1

But we’re not stopping there. In 2022, we will accelerate our pace of innovation as millions of people live in Airbnbs for weeks, months, or entire seasons at a time. Following in the footsteps of our community, CEO Brian Chesky recently announced that he’ll also be living on Airbnb, staying in a different town or city every couple of weeks. His journey started in Atlanta, and with 6 million active listings around the world the possibilities are endless–just like they are for millions of guests who can now live anywhere.

Q4 2021 and full-year 2021 financial results

Here is a snapshot of our Q4 2021 and full-year results:

•

Q4 revenue of $1.5 billion was 38% higher than Q4 2019. It also exceeded Q4 2020 revenue by nearly 80%. Both year-over-two-year and year-over-year revenue growth rates were further improvements from those achieved in Q3 2021 of 36% and 67%, respectively, despite the impact of Omicron in December 2021. Overall, 2021 has proven to be an incredible year demonstrating the resiliency of the business, with 25% year-over-two-year revenue growth.

•

Q4 net income of $55 million was a record for the fourth quarter. Net income in Q4 2021 increased by $406 million over a net loss in Q4 2019 due to our revenue growth and continued expense discipline. Net income in Q4 2021 improved by $3.9 billion compared to Q4 2020 due primarily to the absence of one-time expenses related to our December 2020 IPO and our revenue recovery. For the full year 2021, net loss improved $322 million compared to the same period in 2019.

1 A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter.

•

Q4 Adjusted EBITDA of $333 million was our most profitable fourth quarter ever. Adjusted EBITDA in Q4 2021 of $333 million was our highest Q4 ever, increasing significantly from losses in both Q4 2020 and Q4 2019. Adjusted EBITDA margin was 22% for Q4 2021. For the full year 2021, Adjusted EBITDA margin was 27%. This substantial improvement in Adjusted EBITDA demonstrates the continued strength of our business, as well as a significantly improved cost structure.[2]

Business Highlights

Through the adaptability of our model and continued innovation, we were able to close out 2021 with our strongest Q4 ever. Despite the headwinds from Omicron, GBV was $11.3 billion in Q4, representing 32% growth compared to Q4 2019 attributable to nights booked recovering and strength in ADR.

Our strong 2021 performance was driven by a number of positive business trends:

•

Guests are discovering thousands of small towns and rural communities on Airbnb. Domestic and non-urban travel have grown throughout the pandemic, with non-urban gross nights booked up nearly 45% compared to Q4 2019.

•

Guests are also returning to cities. Gross nights booked growth at urban destinations in Q4 2021 accelerated from Q3 2021 and have nearly recovered to Q4 2019 levels. In the U.S., gross nights booked for urban travel were up compared to Q4 2019. Finally, cross-border travel continues to recover and has accelerated each quarter in 2021, recovering to nearly 35% of global gross nights booked in Q4 2021, up from 20% in Q1 2021.

•

Guests are planning more travel despite variants and surges. The impact of Omicron on bookings and cancellations was lower than we experienced with Delta last summer, which was also significantly lower than the impact of the surge in COVID cases in EMEA, in particular, in Q4 2020. Specifically, gross nights booked in December 2021 grew more than 40% from 2020, and the cancellation rate for December trips was lower than a year ago. And despite the continued near-term uncertainties, we see evidence of strong pent-up demand: as of the end of January 2022, we had over 25% more nights booked for the summer travel season than at this time in 2019.

•

Guests aren’t just traveling on Airbnb—they’re living on Airbnb. Over the last two years, we have seen the average trip length increase by approximately 15%, with stays of more than 7 days now representing nearly half of all gross nights booked. Meanwhile, long-term stays of 28 nights or more remained our fastest growing category by trip length and accounted for 22% of gross nights booked in Q4, up 16% from Q4 2019. The longer guests stay, the more we believe they value the amenities and convenience of staying in a home. Meanwhile, Hosts are responding to this demand for longer stays, as the percentage of active listings accepting stays of 28 nights or longer was over 90% at the end of Q4.

2 A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter.

•

We’re relentlessly innovating to support this new way of traveling. We designed over 150 upgrades to our platform throughout 2021. For example, we launched I’m Flexible, a new way to search on Airbnb when you are flexible about where or when you travel. To attract and support new Hosts, we simplified the process to become a Host and created Ask a Superhost—1:1 support from our Superhosts. In November, we launched AirCover, top-to-bottom protection, free for every Airbnb Host, only on Airbnb.

•

Our Host community is growing to meet the travel demand. Our Host community is larger than ever, with 6 million active listings at the end of 2021. Hosts continue to thrive, earning a record $34 billion in 2021. Growth in Host supply has followed the rebound in guest demand, with global total active listings consistently growing quarter over quarter since Q1 2021. We continue to see the greatest growth in supply where we see the greatest growth in demand, including active listings growth of 20% year-over-year in non-urban destinations in North America.

Wrapping up 2021

For 2021, our single priority was to prepare for the travel rebound. To do this, we worked on perfecting our existing product. Over the course of the year, we made significant improvements to the end-to-end experience of our core service for both Hosts and guests, focusing on the following areas:

•	Educating the world about what makes Airbnb different—hosting
•	Recruiting more Hosts and setting them up for success
•	Simplifying the guest journey
•	Delivering world-class service

Educating the world about Airbnb

Early in 2021, we launched our first large-scale marketing campaign in five years, Made possible by Hosts. Through the campaign, we highlighted the unique experience of being hosted on Airbnb, as well as inspiring more people to become Hosts. To continue the momentum of this campaign, we launched new ads for the fall season. In Q4, overall traffic to our platform increased almost 20% in the seven countries where we ran the campaign compared to Q4 2019—significantly ahead of non-campaign countries.

In Q4 2021, we also launched our latest ad campaign, Strangers, featuring three unusual-looking, shaggy “guests” in an Airbnb listing, demonstrating that strangers really aren’t that strange after all.

Recruiting more Hosts

In order to continue raising awareness of hosting, last year we launched digital campaigns focused on recruiting new Hosts. In Q4 2021, traffic to our hosting landing page in campaign countries increased nearly 40% compared to Q4 2019.

In 2021, we made it easier for new Hosts to get started in 10 simple steps. Throughout the listing process, new Hosts can also connect with Airbnb Superhosts for answers to their questions or concerns. Through our Ask a Superhost program, prospective Hosts can now be paired with Superhosts based on their location, language and listing. In Q4 2021, the number of new active Hosts recruited through our Ask a Superhost program more than doubled compared to the prior quarter.

Once a Host lists their home, we want to do everything we can to protect it. As part of our Airbnb Winter Release in November 2021, we introduced AirCover—top-to-bottom protection, free for every Airbnb Host, only on Airbnb. AirCover includes $1 million liability insurance and $1 million damage protection with new coverage for pet damage, deep cleaning and more. Early Host reception to AirCover has been overwhelmingly positive.

AirCover is top-to-bottom	With $1M damage protection,	AirCover is always included and
protection for every Host on Airbnb.	$1M liability insurance, and more.*	always free for all Airbnb Hosts.

* AirCover benefits compared to those offered for free by our top competitors.

Simplifying the guest journey

Beginning in 2020, we focused on making Airbnb easier to search and book for guests by simplifying the guest journey. In May 2021, we introduced I’m Flexible, a whole new way to search on Airbnb when guests are flexible about where or when they are traveling. In November 2021, we expanded I’m Flexible with a date range of up to 12 months and nearly 30 categories of unique stays. Guests have used I’m Flexible nearly 800 million times.

As cross-border travel recovers, we wanted to improve the translations on Airbnb, so we created the Translation Engine, new technology that automatically translates listing descriptions and reviews.

Additionally, we created dozens of other product features for our guests including accessibility reviews to make Airbnb homes more accessible for our disability community and verified wifi service to inform guests of a listing’s wifi speed before they book. These are just a small sample of the many upgrades and innovations we made for guests in 2021.

Translation Engine	Accessibility review	Verified wifi
Now guests around the world can get	Accessibility features submitted by	Guests can ensure the wifi in a listing
accurate translations across Airbnb.	Hosts are reviewed for 100% accuracy.	meets their needs.

Delivering world-class service

We’re committed to providing world-class support for our global community. In addition to protecting our Hosts through AirCover, in September, we launched dedicated Superhost support, giving our best Hosts priority access to our most experienced support agents. Since then, we’ve expanded this support to all Superhosts globally, with support now offered in English, Spanish, French, Portuguese, Italian and German. Through our dedicated Superhost support, we’ve seen fewer escalations and faster resolution times, increasing overall Superhost satisfaction.

Our priorities for 2022 and beyond

Our single priority for 2021 was to prepare for the travel rebound by perfecting our core service. Over the course of last year, we made more than 150 upgrades and innovations across every aspect of the Airbnb service. We are now looking further out. In 2022 and beyond, we plan to accelerate our pace of innovation and focus on three key priorities:

•	Live anywhere on Airbnb
•	Unlock the next generation of Hosts
•	Airbnb becomes the ultimate Host

Live anywhere on Airbnb

As a result of the pandemic, millions of people can now live anywhere. They’re using Airbnb to travel to thousands of towns and cities, staying for weeks, months, or even entire seasons at a time. We want to design for this new world by making it even easier for guests to live on Airbnb. We believe that living somewhere enables deeper connections to local communities and the people who live there.

Unlock the next generation of Hosts

With 4 million Hosts on Airbnb, we believe that we’ve just scratched the surface in growing our Host community. To unlock the next generation of Hosts, we’ve listened to thousands of people to understand what obstacles, myths, and misconceptions there are to becoming a Host. We will address these obstacles in order to attract the next generation of Hosts to Airbnb.

Airbnb becomes the ultimate Host

We believe that Airbnb can be more than a marketplace that merely connects guests to Hosts. Our goal is to provide the ultimate service for guests, anticipating their needs and going above and beyond—just like a good Host. By offering a more personalized service, we can dramatically improve the experience for millions of guests around the world.

HOST SPOTLIGHT

Stephanie and Peter—Chattanooga, Tennessee

Stephanie and her husband Peter have traveled to two dozen countries together on Airbnb, and are Airbnb Superhosts themselves—first in London, then in Mumbai, and now in Chattanooga, Tennessee. Stephanie grew up in Chattanooga and worked for its tourism office, promoting her hometown as a destination in addition to hosting visitors in her own home through Airbnb.

HOST SPOTLIGHT

Yet despite Stephanie and Peter’s passion for travel, they had never had the chance to really live on Airbnb—until now.

As participants in Airbnb’s Live Anywhere project, Stephanie, Peter and their toddler son Hays are spending a year living on Airbnb through a series of long-term stays. Always the hosts, they are welcoming friends and family members—Stephanie’s parents already have met up with them in Italy, Greece, Thailand and Sri Lanka—who visit to share the experiences with them. “Staying for a month allows for that time,” Stephanie said. “At home, you see your friends over dinner. Here, we’ve had friends with us for two weeks at a time. It feels like a village.” And for 2-year-old Hays, thanks to the familiar faces, he calls each of their Airbnb listings “home.”

Like many Airbnb Hosts, Stephanie and Peter are using the platform to share their own home while traveling themselves. Airbnb’s hosting tools such as the guidebook, map and welcome message functions help them manage their bookings from afar. A note left on the kitchen table, alongside a family photo, explains to their guests why they are not there to greet the guests personally, and how to follow their travels on social media—inspiring some exchanges with their guests about their adventure.

Even from halfway around the world, for Stephanie and Peter, Chattanooga is still very much top of mind. At their urging, a group of fellow Live Anywhere participants traveling around the US are having a long-term stay in their Southside Chattanooga neighborhood. They also love knowing that their home isn’t standing empty while they’re gone. While being able to experience a new way of living abroad, “to have that connection that people are in your home and enjoying it—we love that, it’s a nice reminder that it is a really special place.”

Q4 2021 and FY 2021 Business and Financial Performance

Q4 2021 73.4M	$11.3B

Nights & Experiences Booked	Gross Booking Value

59% Y/Y	91% Y/Y
(3)% Y/2Y	93% Y/Y (ex-FX)
32% Y/2Y

FY 2021 300.6M	$46.9B

Nights & Experiences Booked	Gross Booking Value

56% Y/Y	96% Y/Y
(8)% Y/2Y	92% Y/Y (ex-FX)
23% Y/2Y

Q4 2021

In Q4 2021, Nights and Experiences Booked of 73.4 million represented a significant increase from a year ago (+59% Y/Y) and slight decrease compared to Q4 2019 levels (-3% Y/2Y). Excluding the impact of cancellations, gross nights booked in Q4 2021 exceeded both Q4 2020 and 2019 levels (+51% Y/Y and +4% Y/2Y) demonstrating people’s desire to travel. Continued strength in ADR drove even stronger GBV performance than Nights and Experiences Booked. In Q4 2021, GBV was $11.3 billion, representing a year-over-year increase of 91% (or 93% ex-FX) and an increase of 32% compared to Q4 2019.

Geographic mix

The trends in our recovery continue to vary by region due to a variety of factors, including the emergence of COVID variants such as Omicron, vaccination rates, COVID caseloads and associated travel restrictions. In Q4 2021, we saw continued strength in North America and significant growth in Latin America and Asia Pacific relative to Q3. Meanwhile, global cancellation rates remained higher than 2019 levels, but below 2020 levels. Here are some Q4 regional highlights:

•	North America remained strong, with Nights and Experiences Booked increasing 20% above the level achieved in the same quarter of 2019, primarily driven by the U.S.

•	In EMEA, Nights and Experiences Booked were slightly below 2019 levels due primarily to the emergence and uncertainty around Omicron.

•

In Latin America, Nights and Experiences Booked were 22% higher than Q4 2019 with continued resilience in certain countries, such as Brazil and Mexico, where both domestic and inbound cross-border travel continued to strengthen.

•

In Asia Pacific, Nights and Experiences Booked remained depressed compared to Q4 2019 as many countries in the region that have historically been more reliant on cross-border travel remained closed. However, Nights and Experiences Booked increased 22% compared to Q3 2021 primarily due to the lifting of certain travel restrictions in countries such as Australia.

•	Excluding Asia Pacific, global Nights and Experiences Booked exceeded 2019 levels by 8% in the quarter.

Travel corridors and distance

We saw recovery in both longer-distance and cross-border travel in 2021, while domestic and short-distance travel continued to be more popular than 2019 levels. Gross nights booked for cross-border travel recovered to 76% of 2019 levels in Q4 2021, up from only 33% of 2019 levels in Q1 2021. As more countries continue to reduce travel restrictions, we expect a continued, albeit choppy, recovery of cross-border travel to be a tailwind to future quarterly results.

Urban vs. non-urban

As seen in prior quarters, growth for gross nights booked was strongest in non-urban areas during Q4 2021 compared to Q4 2019. While travel to top cities has not yet entirely recovered to 2019 levels, we are seeing signs of travelers returning to cities (historically one of the strongest areas of our business). Share of travel to high-density urban areas increased in Q4 2021 from the prior quarter, representing 49% of our gross nights booked in Q4 2021 compared to 46% in Q3 2021. Similar to cross-border travel, gross nights booked in high-density urban areas have seen a sequential acceleration every quarter in 2021.

Trip length

In Q4 2021, long-term stays of 28 days or more remained our fastest-growing category by trip length compared to 2019 as the way people travel and live continues to change. Long-term stays accounted for 22% of gross nights booked in Q4 2021, up from 16% in Q4 2019. Overall, 47% of gross nights booked were from stays of at least seven nights in Q4 2021.

Average daily rates

ADR averaged $154 in Q4 2021, representing a 20% increase compared to the same prior year period, and a 36% increase compared to the same period in 2019. Q4 ADR remained elevated and outperformed our expectations that it would be stable relative to Q3. The sequential increase in ADR from the prior quarter of $149 was primarily driven by continued strength in North America. Consistent with Q3, we saw an almost equal impact from mix shift and price appreciation on ADR. We continued to see significant mix shift towards bookings in North America, entire homes, and non-urban destinations, all of which tend to have higher ADR. Price appreciation was driven by strong demand as well as hospitality sector-wide price appreciation.

Supply

We ended Q4 with our highest number of active listings yet. Growth was again strongest in non-urban areas, where guest demand was highest. Consistent with where we’ve generally seen bookings recover, we’ve seen the most active listings growth in Q4 2021 compared to Q4 2019 in Latin America, followed by North America and EMEA.

Q4 2021
$1.5B	$55M	$333M
Revenue	Net Income (Loss)	Adjusted EBITDA
78% Y/Y
79% Y/Y (ex-FX)
38% Y/2Y
FY 2021
$6.0B	$(352)M	$1.6B
Revenue	Net Income (Loss)	Adjusted EBITDA
77% Y/Y
74% Y/Y (ex-FX)
25% Y/2Y

Q4 2021

In Q4 2021, revenue was $1.5 billion, our strongest fourth quarter ever, representing a year-over-year increase of 78% (or 79% ex-FX). The increase in revenue was driven by the recovery in Nights and Experiences Booked, combined with a higher ADR. Compared to Q4 2019, revenue in Q4 2021 increased 38%, driven by higher ADR offsetting slightly fewer nights stayed.

Net income in Q4 2021 was $55 million, our strongest fourth quarter ever, compared with net loss of $3.9 billion in Q4 2020. This positive change was driven by several factors. First, we had substantially higher revenue in Q4 2021. Second, our net loss in Q4 2020 included certain one-time IPO-related costs, including $2.8 billion of stock-based compensation expense and $103 million of associated taxes. It also included adjustments to the carrying value of certain warrants totaling $827 million. The improvement in net income compared to 2019 was primarily due to higher revenue and our significantly better cost structure as discussed further below.

Adjusted EBITDA for Q4 2021 was $333 million, our strongest fourth quarter ever, which was substantially improved compared to Adjusted EBITDA in Q4 2020 of $(21) million.3 This improvement was primarily due to our significant revenue recovery. Relative to Q4 2019, Adjusted EBITDA margins increased 47% (from negative 25% Adjusted EBITDA margin in Q4 2019 to positive 22% Adjusted EBITDA margin in Q4 2021). This substantial improvement in Adjusted EBITDA demonstrates the strength of our revenue recovery, the benefit of strong ADRs, as well as our significantly improved cost structure, including: reduced variable costs, lower marketing expense and fixed cost management.

3 A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter.

Quarterly Revenue ($M)

Q4 revenue of $1.5 billion was 38% higher than Q4 2019.

Quarterly Net Income (Loss) ($M)

Q4 net income of $55 million was a record for the fourth quarter.

Quarterly Adjusted EBITDA ($M)

Q4 Adjusted EBITDA of $333 million was our most profitable fourth quarter ever.

Operating expenses in Q4 2021 included the impact of $226 million of stock-based compensation expense, which is excluded from Adjusted EBITDA. All operating expense line-items (excluding the impact of stock-based compensation expense), with the exception of sales and marketing, increased more slowly year-over-year than revenue, allowing for considerable margin expansion:4

•

Cost of revenue for Q4 2021 increased by 41% year-over-year to $295 million due to an increase in merchant fees driven by higher Nights and Experiences Booked. As a percent of revenue, cost of revenue declined due to lower payment processing costs as a result of lower chargeback and foreign exchange expenses and cost savings initiatives.

•

Operations and support costs for Q4 2021 decreased by 32% year-over-year to $225 million. Excluding the impact of stock-based compensation and stock-settlement obligations, operations and support costs for Q4 2021 increased by 16% year-over-year to $214 million, driven by overall customer support and Host protection related costs resulting from the increase in nights stayed relative to the same period in 2020.

•

Product development expense for Q4 2021 decreased by 82% year-over-year to $368 million. Excluding the impact of stock-based compensation and stock-settlement obligations, product development expense increased 20% year-over-year to $242 million.

•

Sales and marketing expense for Q4 2021 decreased 44% year-over-year to $351 million. Excluding the impact of stock-based compensation and other non-cash or one-time items, sales and marketing expense for Q4 2021 increased by 119% year-over-year to $324 million due primarily to an increase in brand marketing expense. Excluding the impact of stock-based compensation and certain other non-cash items, sales and marketing expense for Q4 2021 decreased by 25% compared to the same period in 2019, primarily due to a reduction in performance marketing expenses.

•

General and administrative expense for Q4 2021 decreased by 70% year-over-year to $217 million. Excluding the impact of stock-based compensation and stock-settlement obligations, general and administrative expense for Q4 2021 decreased by 9% year-over-year to $155 million.

For the years ended December 31, 2019 and 2021, we had revenue of $4.8 billion and $6.0 billion, respectively, and net losses of $674 million and $352 million, respectively. For the years ended December 31, 2019 and 2021, net loss margin was 14% and 6%, respectively.

For the year ended December 31, 2021, we delivered 32% Adjusted EBITDA margin expansion relative to the same period in 2019 (from negative 5% for the year ended December 31, 2019 to positive 27% for the same period in 2021). This substantial year-over-year margin improvement was due to our top-line recovery, coupled with our disciplined spending. Overall, we estimate that approximately three fourths of this margin expansion was driven by our financial discipline and optimized marketing strategy, and the remaining one fourth driven by favorable unit economics related to our significantly higher ADR.

4 A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter.

Balance Sheet and Cash Flows

In Q4 2021, we reported $381 million of net cash provided by operating activities and $376 million of Free Cash Flow.5 For the year ended December 31, 2021, we had $2.2 billion of both net cash provided by operating activities and Free Cash Flow.6

As of December 31, 2021, we had $8.3 billion of cash, cash equivalents, marketable securities, and restricted cash. We also had $3.7 billion of funds held on behalf of guests at the end of Q4 2021.

Unearned fees totaled $904 million at the end of Q4 2021, compared to $892 million at the end of Q3 2021 and $408 million at the end of Q4 2020.

Outlook

Nights and Experiences Booked and GBV

Thanks to our adaptability and relentless innovation, Airbnb has rebounded quickly from the impacts of the pandemic and returned to strong growth, unlike many others in travel.

We continue to be encouraged by what we are seeing year to date in 2022: the impact of Omicron has quickly dissipated and guests are confidently booking for the summer travel season early in the year. In the U.S. and Europe in particular, we are seeing lead-time for bookings made in Q1 2022 return to pre-pandemic levels. We are also seeing strong demand coming out of Latin America, while growth in APAC has not yet recovered to 2019 levels.

As such, for the first time since the pandemic began, we expect Q1 2022 Nights and Experiences Booked to significantly exceed Q1 2019 levels, which we believe will result in our strongest quarterly Nights and Experiences Booked on record.

We have also seen continued strength in ADR relative to Q1 2019. While we are starting to see the expected mix shift back towards lower ADR regions, cities, and listing types, we are also seeing a general increase in ADR for nearly all listing types due to strong demand as well as hospitality sector-wide price appreciation. We currently anticipate Q1 2022 ADR to be up approximately 4% from Q1 2021. Given our strong expectation for Nights and Experiences Booked and continued strength in ADR, we anticipate that GBV in Q1 2022 will be another record for Airbnb.

Looking to the rest of 2022, we are encouraged by the positive signs we are seeing quarter-to-date in Q1 2022, but forecasting several quarters out remains challenging given continued Covid-related uncertainties. For modeling purposes, we recommend indexing growth in 2022 to 2019 rather than 2021. In 2021, guests delayed booking for summer travel peak from Q1 to Q2, resulting in muted growth in Q1 followed by the significant acceleration in Q2 which was different than historical seasonality.

In 2022, with lead-times for bookings normalizing, we expect the seasonality of nights booked in Q1 and Q2 to be closer to what we saw in 2019. A meaningful recovery in Asia Pacific, which is still heavily impacted by travel restrictions, and / or a normalization in cancellations could be sources of sequential acceleration relative to 2019. We anticipate 2022 ADR to remain elevated compared to 2019, but below 2021 given the expected mix shift.

5,6 A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter.

Revenue and EBITDA

We expect to deliver Q1 2022 revenue of between $1.41 billion and $1.48 billion, highlighting strong growth in nights stayed and ADR relative to both Q1 2021 and Q1 2019. Due to the seasonally long lead times for Q1 Nights and Experiences Booked, we expect revenue in Q1 2022 to decrease modestly on an absolute basis relative to Q4 2021 and revenue as a share of GBV in Q1 2022 to decrease relative to Q4 2021 (consistent with historical seasonality).

We are incredibly proud of the progress we’ve made over the last years in reducing variable costs, increasing marketing efficiency and tightly managing fixed expenses. This substantial improvement of our cost structure combined with higher ADRs has allowed us to deliver significant margin expansion. Due to these improvements, we expect to achieve our first positive Q1 Adjusted EBITDA in Airbnb history.

Full year revenue and Adjusted EBITDA will be highly sensitive to movements in ADR. Assuming some ADR pressure due to mix shift, we would expect Adjusted EBITDA margin to be directionally in-line with 2021 as sales and marketing expense as a percent of revenue is expected to remain relatively flat and incremental variable cost improvements and fixed cost discipline is potentially offset by lower ADR.

Cash

In the past, we have sold employee shares on their behalf to raise funds in order to pay taxes related to vesting RSUs. Starting in Q1, we will begin using corporate cash to make required tax payments associated with the vesting of employee RSUS and withhold a corresponding number of shares from employees.

Earnings Webcast

Airbnb will host an audio webcast to discuss its fourth quarter and full year 2021 results at 2:30 p.m. PT / 5:30 p.m. ET on Tuesday, February 15, 2022. The link to the webcast will be made available on Airbnb’s Investor Relations website at https://investors.airbnb.com.

Interested parties can register for the call in advance by visiting https://www.incommglobalevents.com/registration/q4inc/9657/airbnb-q4-2021-earnings-call/ After registering, instructions will be shared on how to join the call.

Following the call, a replay of the webcast will be available at the same Investor Relations website. A telephonic replay will also be available for three weeks following the call at (866) 813-9403 or (226) 828-7578 using conference ID: 110169.

Investor Relations Contact

ir@airbnb.com

Press Contact

contact.press@airbnb.com

About Airbnb

Airbnb was born in 2007 when two Hosts welcomed three guests to their San Francisco home. It has since grown to 4 million Hosts who have welcomed more than 1 billion guest arrivals across over 220 countries and regions. Every day, Hosts offer unique stays and one-of-a-kind activities that make it possible for guests to experience the world in a more authentic, connected way.

Forward-Looking Statements

This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, statements regarding the future performance of Airbnb, Inc. and its consolidated subsidiaries (the “Company”), including its financial outlook for the first quarter of 2022 and full year 2022; the Company’s expectations regarding the impact of the COVID-19 pandemic on its business, travel trends, and the travel industry; the Company’s expectations regarding travel trends and the travel industry generally; the Company’s plans to accelerate its pace of innovation and its focus on three key priorities; the Company’s expectations regarding the recovery of cross-border travel and cross-border travel’s impact on future quarterly results; the Company’s efforts to support the new way of traveling; the growth of the Host community to meet the travel demand; the impact of the lifting of travel restrictions and the progress of vaccinations; the expected impact of the Company’s product innovation and features and initiatives; the Company’s expectations regarding its financial performance, including its revenue, Adjusted EBITDA, including its expectation that it will achieve its first positive Q1 Adjusted EBITDA in the Company’s history, Adjusted EBITDA margin, expenses, costs, and capital expenditures; the Company’s expectations regarding future operating performance, including Nights and Experiences Booked and GBV; the Company’s expectations regarding ADR; the Company’s expectations regarding the resilience of its model; seasonality and the impact of seasonality on the Company’s business; the expected impact of the Company’s decision to use cash to make required tax payments associated with the vesting of employee RSUs and withhold a corresponding number of shares from employees; and the Company’s business strategy, plans, and objectives for future operations. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “appears,” “should,” “expects,” “plans,” “anticipates,” “could,” “outlook,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Such statements are subject to a number of known and unknown risks, uncertainties, assumptions, and other factors that may cause the Company’s actual results, performance, or achievements to differ materially from results expressed or implied in this letter. Investors are cautioned not to place undue reliance on these statements, and reported results should not be considered as an indication of future performance.

Risks that contribute to the uncertain nature of the forward-looking statements include, among others, the effects of the COVID-19 pandemic on the Company’s business, including as a result of new strains or variants of the virus, the travel industry, travel trends, and the global economy generally; the Company’s ability to retain existing Hosts and guests and add new Hosts and guests; any further and continued decline or disruption in the travel and hospitality industries or economic downturn; the Company’s ability to compete successfully; changes to the laws and regulations that may limit the Company’s Hosts’ ability and willingness to provide their listings, and/or result in significant fines, liabilities, and penalties to the Company; the effect of extensive regulation and oversight, litigation, and other proceedings related to the Company’s business in a variety of areas; the Company’s ability to maintain its brand and reputation, and effectively drive traffic to its platform; the effectiveness of the Company’s strategy and business initiatives, including measures to improve trust and safety; the Company’s operations in international markets; the Company’s substantial level of indebtedness; and changes in political, business, and economic conditions; as well as other risks listed or described from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and any subsequent filings, which are or will be on file with the SEC and available on the investor relations page of the Company’s website. All forward looking statements are based on information and estimates available to the Company at the time of this letter and are not guarantees of future performance. Except as required by law, the Company assumes no obligation to update any of the statements in this letter.

The information that can be accessed through hyperlinks or website addresses included herein is deemed not to be incorporated in or part of this letter.

Non-GAAP Financial Measures

In addition to our results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), we review financial measures that are not calculated and presented in accordance with GAAP (“non-GAAP financial measures”). We believe our non-GAAP financial measures are useful in evaluating our operating performance. We use the following non-GAAP financial information, collectively, to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance, and assists in comparisons with other companies, some of which use similar non-GAAP financial information to supplement their GAAP results. The non-GAAP financial information is presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation of each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP is provided below. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

Our non-GAAP financial measures include Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow and trailing twelve months (“TTM”) Free Cash Flow.

Adjusted EBITDA is defined as net income or loss adjusted for (i) provision for (benefit from) income taxes; (ii) interest income, interest expense, and other income (expense), net; (iii) depreciation and amortization; (iv) stock-based compensation expense and stock-settlement obligations related to the IPO; (v) acquisition-related impacts consisting of gains (losses) recognized on changes in the fair value of contingent consideration arrangements; (vi) net changes to the reserves for lodging taxes for which management believes it is probable that we may be held jointly liable with Hosts for collecting and remitting such taxes; and (vii) restructuring charges.

The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, or because the amount and timing of these items is unpredictable, not driven by core results of operations and renders comparisons with prior periods and competitors less meaningful. Reconciliations of expected Adjusted EBITDA and Adjusted EBITDA margins to corresponding net income (loss) and net income (loss) margins have not been provided because of the unpredictability of certain of the items excluded from Adjusted EBITDA and because we cannot determine their probable significance. We believe Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our results of operations, as well as provides a useful measure for period-to-period comparisons of our business performance. Moreover, we have included Adjusted EBITDA in this letter because it is a key measurement used by our management internally to make operating decisions, including those related to operating expenses, evaluating performance, and performing strategic planning and annual budgeting. Adjusted EBITDA also excludes certain items related to transactional tax matters, for which management believes it is probable that we may be held jointly liable with Hosts in certain jurisdictions.

Adjusted EBITDA has limitations as a financial measure, should be considered as supplemental in nature, and is not meant as a substitute for the related financial information prepared in accordance with GAAP. These limitations include the following:

•

Adjusted EBITDA does not reflect interest income (expense) and other income (expense), net, which include loss on extinguishment of debt and unrealized and realized gains and losses on foreign currency exchange, investments, and financial instruments, including the warrants issued in connection with a term loan agreement entered into in April 2020. We amended the anti-dilution feature in the warrant agreements in March 2021. The balance of the warrants of $1.3 billion was reclassified from liability to equity as the amended warrants met the requirements for equity classification and are no longer remeasured at each reporting period;

•

Adjusted EBITDA excludes certain recurring, non-cash charges, such as depreciation of property and equipment and amortization of intangible assets, and although these are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect all cash requirements for such replacements or for new capital expenditure requirements;

•

Adjusted EBITDA excludes stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy, as well as stock-settlement obligations, which represent employer and related taxes related to the IPO;

•

Adjusted EBITDA excludes acquisition-related impacts consisting of gains (losses) recognized on changes in the fair value of contingent consideration arrangements. The contingent consideration, which was in the form of equity, was valued as of the acquisition date and is marked-to-market at each reporting period based on factors including our stock price. The changes in fair value of contingent consideration were insignificant prior to the fourth quarter of 2020;

•

Adjusted EBITDA does not reflect net changes to the reserves for lodging taxes for which management believes it is probable that we may be held jointly liable with Hosts for collecting and remitting such taxes; and

•	Adjusted EBITDA does not reflect restructuring charges, which include severance and other employee costs, lease impairments, and contract amendments and terminations.

Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue. Because of these limitations, you should consider Adjusted EBITDA and Adjusted EBITDA Margin alongside other financial performance measures, including net income (loss) and our other GAAP results.

Free Cash Flow represents net cash provided by (used in) operating activities less purchases of property and equipment. We believe that Free Cash Flow is a meaningful indicator of liquidity that provides information to management and investors about the amount of cash generated from operations that, after purchases of property and equipment, can be used for strategic initiatives, including continuous investment in our business, growth through acquisitions, and strengthening our balance sheet. Our Free Cash Flow is impacted by the timing of GBV because we collect our service fees at the time of booking, which is generally before a stay or experience occurs. Funds held on behalf of our Hosts and guests and amounts payable to our Hosts and guests do not impact Free Cash Flow, except interest earned on these funds. We track our TTM Free Cash Flow to account for the timing difference in when we receive cash from service fees, which is at the time of booking. Free Cash Flow has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of other GAAP financial measures, such as net cash provided by (used in) operating activities. Free Cash Flow does not reflect our ability to meet future contractual commitments and may be calculated differently by other companies in our industry, limiting its usefulness as a comparative measure.

Quarterly Summary

	2019				2020				2021
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4

Nights and Experiences Booked	81.3M	83.9M	85.9M	75.8M	57.1M	28.0M	61.8M	46.3M	64.4M	83.1M	79.7M	73.4M

Y/Y					(30)%	(67)%	(28)%	(39)%	13%	197%	29%	59%

Y/2Y									(21)%	(1)%	(7)%	(3)%

Gross Booking Value	$10.0B	$9.8B	$9.7B	$8.5B	$6.8B	$3.2B	$8.0B	$5.9B	$10.3B	$13.4B	$11.9B	$11.3B

Y/Y					(32)%	(67)%	(17)%	(31)%	52%	320%	48%	91%
Y/2Y									3%	37%	23%	32%

Gross Booking Value per Night and Experience Booked (or ADR)	$122.36	$117.14	$112.39	$112.63	$118.45	$114.18	$129.95	$127.56	$159.82	$161.45	$149.15	$153.61

Y/Y					(3)%	(3)%	16%	13%	35%	41%	15%	20%

Y/2Y									31%	38%	33%	36%

	2019				2020				2021
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4

Revenue	$839M	$1,214M	$1,646M	$1,107M	$842M	$335M	$1,342M	$859M	$887M	$1,335M	$2,237M	$1,532M

Y/Y	31%	34%	30%	32%	0%	(72)%	(18)%	(22)%	5%	299%	67%	78%

FX Neutral Y/Y					2%	(72)%	(19)%	(22)%	3%	284%	64%	79%

Y/2Y									6%	10%	36%	38%

Net income (loss)	$(292)M	$(297)M	$267M	$(352)M	$(341)M	$(576)M	$219M	$(3.9)B	$(1.2)B	$(68)M	$834M	$55M

Adjusted EBITDA	$(248)M	$(43)M	$314M	$(276)M	$(334)M	$(397)M	$501M	$(21)M	$(59)M	$217M	$1,101M	$333M

Net cash provided by (used in) operating activities	$314M	$152M	$(47)M	$(196)M	$(570)M	$(256)M	$336M	$(139)M	$494M	$791M	$523M	$381M

Free Cash Flow	$277M	$121M	$(78)M	$(223)M	$(585)M	$(263)M	$328M	$(147)M	$487M	$784M	$518M	$376M

TTM Net cash provided by (used in) operating activities				$223M	$(661)M	$(1,069)M	$(687)M	$(630)M	$434M	$1,482M	$1,670M	$2,190M

TTM Free Cash Flow				$97M	$(765)M	$(1,149)M	$(743)M	$(667)M	$405M	$1,451M	$1,641M	$2,164M

	2019				2020				2021
	Mar 31	Jun 30	Sept 30	Dec 31	Mar 31	Jun 30	Sept 30	Dec 31	Mar 31	Jun 30	Sept 30	Dec 31

Cash and other liquid assets (1)	$3,480M	$3,407M	$3,346M	$3,074M	$2,484M	$4,169M	$4,551M	$6,425M	$6,589M	$7,443M	$7,935M	$8,337M

Funds receivable and amounts held on behalf of customers	$3,800M	$4,432M	$2,919M	$3,145M	$2,688M	$3,326M	$2,354M	$2,181M	$4,015M	$6,302M	$3,940M	$3,715M

Unearned fees	$966M	$1,050M	$665M	$675M	$658M	$694M	$460M	$408M	$946M	$1,484M	$892M	$904M

1 Includes cash and cash equivalents, restricted cash, and marketable securities.

Condensed Consolidated Statements of Operations

Unaudited (in thousands, except per share amounts)

	Three Months Ended December 31		Year Ended December 31
	2020	2021	2020	2021

Revenue	$859,264	$1,532,196	$3,378,199	$5,991,760

Costs and expenses:

Cost of revenue	209,747	295,311	876,042	1,155,833

Operations and support (1)	329,532	225,166	877,901	847,057

Product development (1)	2,062,195	367,843	2,752,872	1,425,0482

Sales and marketing (1)	629,815	351,028	1,175,325	1,186,332

General and administrative (1)	713,769	216,511	1,134,851	835,324

Restructuring charges (1)	14,386	770	151,355	112,849

Total costs and expenses	3,959,444	1,456,629	6,968,346	5,562,443

Income (loss) from operations	(3,100,180)	75,567	(3,590,147)	429,317

Interest income	3,287	3,778	27,117	12,734

Interest expense	(64,140)	(2,519)	(171,688)	(437,599)

Other income (expense), net	(831,469)	(4,605)	(947,220)	(304,659)

Income (loss) before income taxes	(3,992,502)	72,221	(4,681,938)	(300,207)

Provision for (benefit from) income taxes	(104,651)	17,720	(97,222)	51,827

Net income (loss)	$(3,887,851)	$54,501	$(4,584,716)	$(352,034)

Net income (loss) per share attributable to Class A and Class B common stockholders:

Basic	$(11.24)	$0.09	$(16.12)	$(0.57)

Diluted	$(11.24)	$0.08	$(16.12)	$(0.57)

Weighted-average shares used in computing net income (loss) per share attributable to Class A and Class B common stockholders:

Basic	345,755	629,482	284,363	615,891

Diluted	345,755	680,896	284,363	615,891

(1) Includes stock-based compensation expense as follows (in thousands):
	Three Months Ended December 31		Year Ended December 31
	2020	2021	2020	2021

Operations and support	$141,128	$11,663	$143,997	$48,473

Product development	1,814,705	126,309	1,878,793	545,113

Sales and marketing	423,293	26,293	435,272	99,969

General and administrative	512,397	61,418	544,086	205,292

Restructuring charges	1,649	21	(200)	(17)

Stock-based compensation expense	$2,893,172	$225,704	$3,001,948	$898,830

Condensed Consolidated Balance Sheets

Unaudited (in thousands)

	As of December 31

	2020	2021

Assets

Current assets:

Cash and cash equivalents	$5,480,557	$6,067,438

Marketable securities	910,700	2,255,038

Restricted cash	33,846	14,764

Funds receivable and amounts held on behalf of customers	2,181,329	3,715,471

Prepaids and other current assets	309,954	333,669

Total current assets	8,916,386	12,386,380

Property and equipment, net	270,194	156,585

Operating lease right-of-use assets	384,068	272,036

Intangible assets, net	75,886	52,308

Goodwill	655,801	652,602

Other assets, noncurrent	189,164	188,563

Total assets	$10,491,499	$13,708,474

Liabilities and Stockholders’ Equity

Current liabilities:

Accounts payable	$79,898	$118,361

Operating lease liabilities, current	56,586	63,479

Accrued expenses and other current liabilities	2,414,071	1,558,243

Funds payable and amounts payable to customers	2,181,329	3,715,471

Unearned fees	407,895	903,728

Total current liabilities	5,139,779	6,359,282

Long-term debt, net of current portion	1,815,562	1,982,537

Operating lease liabilities, noncurrent	430,905	372,483

Other liabilities, noncurrent	203,470	218,459

Total liabilities	7,589,716	8,932,761

Stockholders’ equity:

Common stock	60	63

Additional paid-in capital	8,904,791	11,140,284

Accumulated other comprehensive income	2,639	(6,893)

Accumulated deficit	(6,005,707)	(6,357,741)

Total stockholders’ equity	2,901,783	4,775,713

Total liabilities and stockholders’ equity	$10,491,499	$13,708,474

Condensed Consolidated Statements of Cash Flows

Unaudited (in thousands)

	Year Ended December 31

	2020	2021

Cash flows from operating activities:

Net loss	$(4,584,716)	$(352,034)

Adjustments to reconcile net loss to cash provided by (used in) operating activities:

Depreciation and amortization	125,876	138,319

Bad debt expense	107,685	27,285

Stock-based compensation expense	3,001,948	898,830

Deferred income taxes	(19,601)	10,935

Impairment of investments	82,125	3,081

(Gain) loss on investments, net	31,457	(8,253)

Change in fair value of warrant liability	868,539	291,987

Amortization of debt discount and debt issuance costs	18,323	8,444

Noncash interest expense, net	5,769	6,806

Foreign exchange (gain) loss	(53,176)	24,371

Impairment of long-lived assets	35,772	112,545

Loss from extinguishment of debt	-	377,248

Other, net	34,877	12,207

Changes in operating assets and liabilities, net of acquisitions:

Prepaids and other assets	(15,863)	(54,351)

Operating lease right-of-use assets	(33,280)	25,156

Accounts payable	(73,111)	39,946

Accrued expenses and other liabilities	43,756	165,130

Operating lease liabilities	60,897	(33,774)

Unearned fees	(267,009)	495,816

Net cash provided by (used in) operating activities	(629,732)	2,189,694

Cash flows from investing activities:

Purchases of property and equipment	(37,371)	(25,322)

Purchases of marketable securities	(3,032,664)	(4,938,188)

Sales of marketable securities	1,348,173	1,584,188

Maturities of marketable securities	1,810,052	2,026,867

Other investing activities, net	(8,600)	500

Net cash provided by (used in) investing activities	79,590	(1,351,955)

Condensed Consolidated Statements of Cash Flows Continued

Unaudited (in thousands)

	Year Ended December 31

	2020	2021

Cash flows from financing activities:

Proceeds from issuance of common stock upon initial public offering, net of underwriting discounts and offering costs	$3,650,870	$-

Taxes paid related to net share settlement of equity awards	(1,650,454)	(53,955)

Proceeds from issuance of long-term debt and warrants, net of issuance costs	1,928,880	-

Principal repayment of long-term debt	(5,000)	(1,995,000)

Prepayment penalty on long-term debt	-	(212,883)

Proceeds from issuance of convertible senior notes, net of issuance costs	-	1,979,166

Purchases of capped calls related to convertible senior notes	-	(100,200)

Proceeds from exercise of stock options	15,074	137,572

Proceeds from the issuance of common stock under employee stock purchase plan	-	50,621

Change in funds payable and amounts payable to customers	(1,012,081)	1,625,838

Other financing activities, net	13,525	-

Net cash provided by financing activities	2,940,814	1,431,159

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	134,137	(209,861)

Net increase (decrease) in cash, cash equivalents, and restricted cash	2,524,809	2,059,037

Cash, cash equivalents, and restricted cash, beginning of year	5,143,443	7,668,252

Cash, cash equivalents, and restricted cash, end of year	$7,668,252	$9,727,289

Key Business Metrics

(in millions)

	Three Months Ended December 31		Year Ended December 31

	2020	2021	2020	2021

Nights and Experiences Booked	46.3	73.4	193.2	300.6

Gross Booking Value	$5,905.7	$11,273.8	$23,896.9	$46,877.0

We track certain key business metrics to measure our performance, identify trends, formulate financial projections, and make strategic decisions. Our key business metrics include GBV and Nights and Experiences Booked. GBV represents the dollar value of bookings on our platform in a period and is inclusive of Host earnings, service fees, cleaning fees, and taxes, net of cancellations and alterations that occurred during that period. Nights and Experiences Booked on our platform in a period represents the sum of the total number of nights booked for stays and the total number of seats booked for experiences, net of cancellations and alterations that occurred in that period. We are not aware of any uniform standards for calculating these key metrics, which may hinder comparability with other companies that may calculate similarly titled metrics in a different way.

Reconciliations of Non-GAAP Financial Measures

The following is a reconciliation of Adjusted EBITDA to the most comparable GAAP measure, net income (loss).

Adjusted EBITDA Reconciliation

(in thousands)

	Three Months Ended
	Mar 31 2019	Jun 30 2019	Sept 30 2019	Dec 31 2019	Mar 31 2020	Jun 30 2020	Sept 30 2020	Dec 31 2020	Mar 31 2021	Jun 30 2021	Sept 30 2021	Dec 31 2021

Revenue	$839,004	$1,213,678	$1,645,761	$1,106,796	$841,830	$334,774	$1,342,331	$859,264	$886,936	$1,335,196	$2,237,432	$1,532,196

Net income (loss)	$(292,027)	$(297,424)	$266,650	$(351,538)	$(340,605)	$(575,588)	$219,328	$(3,887,851)	$(1,172,211)	$(68,217)	$833,893	$54,501

Adjusted to exclude the following:

Provision for (benefit from) income taxes	13,065	225,470	14,652	9,449	(16,485)	(63,810)	87,724	(104,651)	6,309	11,233	16,565	17,720

Other (income) expense, net	(6,531)	(6,284)	(29,315)	28,224	46,760	12,848	56,143	831,469	300,098	2,128	(2,172)	4,605

Interest expense	1,818	2,450	2,533	3,167	(1,510)	49,191	59,867	64,140	421,911	6,520	6,649	2,519

Interest income	(22,304)	(24,367)	(21,990)	(17,241)	(13,649)	(5,856)	(4,325)	(3,287)	(3,052)	(2,942)	(2,962)	(3,778)

Depreciation and amortization	21,026	24,108	31,198	37,830	33,872	29,928	29,638	32,438	38,252	35,536	33,687	30,844

Stock-based compensation expense[1]	14,063	18,049	40,198	25,237	41,626	39,566	29,433	2,891,523	229,485	232,840	210,839	225,683

Stock-settlement obligations related to IPO	-	-	-	-	-	-	-	103,411	-	-	-	-

Acquisition- related impacts	-	-	-	-	-	-	-	37,215	7,989	(741)	3,200	800

Net changes in lodging tax reserves	23,025	15,406	9,657	(11,514)	(84,280)	2,154	907	688	599	475	2,047	(295)

Restructuring charges	-	-	-	-	-	114,241	22,728	14,386	111,982	562	(465)	770

Adjusted EBITDA	$(247,865)	$(42,592)	$313,583	$(276,386)	$(334,271)	$(397,326)	$501,443	$(20,519)	$(58,638)	$217,394	$1,101,281	$333,369

Adjusted EBITDA margin	(30)%	(4)%	19%	(25)%	(40)%	(119)%	37%	(2)%	(7)%	16%	49%	22%

1 Excludes stock-based compensation related to restructuring, which is included in restructuring charges in the table above.

The following is a reconciliation of Free Cash Flow to the most comparable GAAP measure, net cash provided by (used in) operating activities.

Free Cash Flow Reconciliation

(in thousands)

	Three Months Ended
	Mar 31 2019	Jun 30 2019	Sept 30 2019	Dec 31 2019	Mar 31 2020	Jun 30 2020	Sept 30 2020	Dec 31 2020	Mar 31 2021	Jun 30 2021	Sept 30 2021	Dec 31 2021

Net cash provided by (used in) operating activities	$314,024	$151,634	$(46,557)	$(196,374)	$(569,830)	$(256,462)	$335,670	$(139,110)	$494,368	$791,299	$523,178	$380,849

Purchases of property and equipment	(36,938)	(30,527)	(31,813)	(26,174)	(15,667)	(6,186)	(7,636)	(7,882)	(7,706)	(7,652)	(5,506)	(4,458)

Free Cash Flow	$277,086	$121,107	$(78,370)	$(222,548)	$(585,497)	$(262,648)	$328,034	$(146,992)	$486,662	$783,647	$517,672	$376,391

TTM Free Cash Flow				$97,275	$(765,308)	$(1,149,063)	$(742,659)	$(667,103)	$405,056	$1,451,351	$1,640,989	$2,164,372

Other cash flow components:

Net cash provided by (used in) investing activities	$41,645	$(109,654)	$17,920	$(297,066)	$2,259	$(581,070)	$(237,293)	$895,694	$(1,172,286)	$325,516	$(175,749)	$(329,436)

Net cash provided by (used in) financing activities	$1,479,831	$624,885	$(1,420,518)	$170,381	$(339,202)	$2,543,390	$(1,029,981)	$1,766,607	$1,567,534	$2,333,538	$(2,323,426)	$(146,487)

The following is a reconciliation of operating expense line items less stock-based compensation and acquisition-related impacts consisting of gains (losses) recognized on changes in the fair value of contingent consideration arrangements.

Reconciliation of Non-GAAP Operating Expenses

(in thousands)

	Three Months Ended December 31		Year Ended December 31

	2020	2021	2020	2021

Operations and support	$329,532	$225,166	$877,901	$847,057

Less: Stock-based compensation	(141,128)	(11,663)	(143,997)	(48,473)

Less: Stock-settlement obligations related to IPO	(4,902)	-	(4,902)	-

Operations and support excluding stock-based compensation and stock-settlement obligations related to IPO	$183,502	$213,503	$729,002	$798,584

Product development	$2,062,195	$367,843	$2,752,872	$1,425,048

Less: Stock-based compensation	(1,814,705)	(126,309)	(1,878,793)	(545,113)

Less: Stock-settlement obligations related to IPO	(46,091)	-	(46,091)	-

Product development excluding stock-based compensation and stock-settlement obligations related to IPO	$201,399	$241,534	$827,988	$879,935

Sales and marketing	$629,815	$351,028	$1,175,325	$1,186,332

Less: Stock-based compensation	(423,293)	(26,293)	(435,272)	(99,969)

Less: Stock-settlement obligations related to IPO	(21,364)	-	(21,364)	-

Less: Acquisition-related impacts	(37,215)	(800)	(37,215)	(11,248)

Sales and marketing excluding stock-based compensation, stock-settlement obligations related to IPO, and acquisition-related impacts	$147,943	$323,935	$681,474	$1,075,115

General and administrative	$713,769	$216,511	$1,134,851	$835,324

Less: Stock-based compensation	(512,397)	(61,418)	(544,086)	(205,292)

Less: Stock-settlement obligations related to IPO	(31,054)	-	(31,054)	-

General and administrative excluding stock-based compensation and stock-settlement obligations related to IPO	$170,318	$155,093	$559,711	$630,032

Restructuring charges	$14,386	$770	$151,355	$112,849

Less: Stock-based compensation	(1,649)	(21)	200	17

Less: Stock-settlement obligations related to IPO	-	-	-	-

Restructuring charges excluding stock-based compensation and stock-settlement obligations related to IPO	$12,737	$749	$151,555	$112,866

Glossary

Nights and Experiences Booked	Nights and Experiences Booked on our platform in a period represents the sum of the total number of nights booked for stays and the total number of seats booked for experiences, net of cancellations and alterations that occurred in that period.

Gross Booking Value	Gross Booking Value (“GBV”) represents the dollar value of bookings on our platform in a period and is inclusive of Host earnings, service fees, cleaning fees, and taxes, net of cancellations and alterations that occurred during that period.

Revenue	Revenue consists of service fees, net of incentives and refunds, charged to our customers.

Adjusted EBITDA	Adjusted EBITDA is defined as net income or loss adjusted for (i) provision for (benefit from) income taxes; (ii) interest income, interest expense, and other income (expense), net; (iii) depreciation and amortization; (iv) stock-based compensation expense and stock-settlement obligations related to the IPO; (v) acquisition-related impacts consisting of gains (losses) recognized on changes in the fair value of contingent consideration arrangements; (vi) net changes to the reserves for lodging taxes for which management believes it is probable that we may be held jointly liable with Hosts for collecting and remitting such taxes; and (vii) restructuring charges.

Adjusted EBITDA Margin	Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue.

Free Cash Flow	Free Cash Flow represents net cash provided by (used in) operating activities less purchases of property and equipment.